SCHEDULE 14C INFORMATION
    Information Statement Pursuant to Section 14(c) of the Securities
                  Exchange Act of 1934 (Amendment No. )


Check the appropriate box:
|X|  Preliminary information           | | Confidential, for use of the
                                           Commission only (as permitted
                                           By rule 14c-5(d)(2))
|_|  Definitive information statement


            Van Kampen American Capital Government Target Fund
      (Name of Registrant as specified in its Declaration of Trust)


Payment of Filing Fee:
|X|  No fee required.
|_| Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11. |_| Fee paid previously with preliminary materials.





            Van Kampen American Capital Government Target Fund
                            One Parkview Plaza
                     Oakbrook Terrace, Illinois 60181
                         Telephone (800) 341-2911

                          Information Statement


      This Information Statement is being furnished to you by the Board of Trustees (the "Trustees" or "Board of Trustees") of the Van Kampen American Capital Government Target Fund (the "Fund") to inform all holders of the Fund's common shares of beneficial interest, par value $0.01 per share (the "Shares"), of the Fund's receipt of shareholder approval of the liquidation and dissolution of the Fund which is scheduled for December 16, 1997. As described herein, the Fund since its inception has anticipated liquidating as of December 16, 1997 subject to shareholder approval. This document is required under federal securities laws and is provided solely for your information. The approximate mailing date of this Information Statement is November __, 1997.

      Holders of record of the Fund's Shares on the close of business on November __, 1997 (the "Record Date") are entitled to receive this Information Statement. On the Record Date, the Fund had issued, outstanding and entitled to vote ________ Shares. On November __, 1997, holders of _______ (or __% of the outstanding Shares) consented in writing approving the liquidation and dissolution of the Fund. As a result, the proposal was approved by the majority required by applicable law and no further votes will be needed.


                WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                  ARE REQUESTED NOT TO SEND US A PROXY.


The Fund

      The Fund is a diversified open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The Fund's investment objective is to provide shareholders the highest rate of return on their investments consistent with safety and liquidity. The Fund seeks to achieve its investment objective by investing at least 80% of its assets in obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities. There is no assurance the Fund can achieve its investment objective. The Fund commenced investment operations on September 11, 1990. As described in the Fund's original prospectus, the Fund since its inception has anticipated liquidating its assets on December 16, 1997. See "Liquidation and Dissolution" below.

      The Fund, formerly known as American Capital Government Target Series, was originally organized on June 14, 1990 as a business trust under the laws of the Commonwealth of Massachusetts and was reorganized as a business trust under the laws of the State of Delaware on August 25, 1995. The business of the Fund is managed under the supervision of the Fund's Board of Trustees. The Fund is advised by Van Kampen American Capital Asset Management, Inc. (the "Adviser") which is located at One Parkview Plaza, Oakbrook Terrace, Illinois 60181. The Fund is distributed by Van Kampen American Capital Distributors, Inc. (the "Distributor") which is also located at One Parkview Plaza, Oakbrook Terrace, Illinois 60181. Additional shares of the Fund are available only to current shareholders through the Fund's dividend reinvestments. Shareholders may redeem Shares of the Fund at net asset value at any time prior to the liquidation date as described in the Fund's current prospectus. Any gain or loss realized upon a redemption is a taxable event.

      Further information about the Fund is available in its most recent annual report which may be obtained free of charge by calling
1-800-________ or by writing to the Fund at the One Parkview Plaza, Oakbrook Terrace, Illinois 60181.

Liquidation and Dissolution

      The Fund anticipates liquidating its assets on December 16, 1997 and dissolving promptly thereafter. Upon liquidation, a shareholder may elect to receive a liquidating distribution in cash or may elect to exchange such shareholder's Shares of the Fund at net asset value for shares of one or more available open-end Van Kampen American Capital or Morgan Stanley retail funds. Shareholder not electing to receive cash or an exchange will automatically have their Shares of the Fund exchanged at net asset value into a like account in the Van Kampen American Capital Reserve Fund. The Reserve Fund is a money market fund that seeks protection of capital and high current income. Any gain or loss realized by the transfer of assets resulting from the liquidation of the Fund is a taxable event. Please consult your tax adviser.

      Shareholders seeking cash or an exchange should contact the Telephone Transaction Department at 1-800-421-5684 between 8:00 a.m. and 3:00 p.m. Central time, Monday through Friday. For additional information about the liquidation of your account or to receive a copy of a prospectus for any Van Kampen American Capital or Morgan Stanley retail fund, shareholders should call 1-800-231-2808, ext. 80 between 7:00 a.m. and 7:00 p.m. Central time, Monday through Friday (Telecommunications Device for the Deaf users can call 1-800-421-2833).

      On October __, 1997, the Board of Trustees of the Fund met and approved the liquidation of the Fund on or about December 16, 1997. Pursuant to the Fund's Declaration of Trust and By-laws, the Fund's liquidation and dissolution must be approved by a majority vote of the Fund's issued and outstanding voting securities entitled to vote on such action and may be done by means of an instrument in writing without a meeting. On November __, 1997, holders of _______ (or __% of the outstanding Shares) consented in writing approving the liquidation and dissolution of the Fund. As a result, the proposal was approved by the majority required by applicable law and no further votes are needed. The Board of Trustees does not intend to solicit any proxies or consents from other shareholders in connection with this action. No action is required by you as a shareholder of the Fund; this Information Statement is provided to you for your information as required under federal securities laws.

      The expenses related to the liquidation and dissolution of the Fund, including the expenses of preparing, printing and mailing this Information Statement, will be paid by the Fund's Adviser.

Shareholder Information

      As of the Record Date, the total number of Shares issued, outstanding and entitled to vote was ________ Shares. Shareholders of the Fund on the Record Date were entitled to one vote per Share with no Share having cumulative voting rights. As of the Record Date, the trustees and officers of the Fund as a group owned less than 1% of the outstanding Shares of the Fund. As of the Record Date, no shareholders, to the knowledge of the Fund owned beneficially more than 5% of the Fund's outstanding Shares except for: Amivest Corporation, 767 5th Avenue, 50th Floor, New York, NY 10153 which held approximately ____% of the outstanding Shares and therefore could be deemed to control the Fund.


                                     Ronald A. Nyberg,
                                     Vice President and Secretary